Exhibit (17)(c)

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

January 11, 2024

BlackRock TCP Capital Corp.
2951 28th Street, Suite 1000
Santa Monica, CA 90405
Attn:          The Special Committee of the Board of Directors

RE:
Joint Proxy Statement of BlackRock TCP Capital Corp. (“TCPC”) and BlackRock Capital Investment Corporation (“BCIC”) / Prospectus of TCPC which forms part of Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 of TCPC (the “Registration Statement”).

Dear Members of the Special Committee:

Reference is made to our opinion letter (“opinion”), dated September 5, 2023, to the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”).  We understand that TCPC has determined to include our opinion in the Joint Proxy Statement of TCPC and BCIC /Prospectus of TCPC (the “Joint Proxy Statement/Prospectus”) included in Post-Effective Amendment No. 1 to the above referenced Registration Statement.

Our opinion was provided for the Special Committee (in its capacity as such) and, as requested by the Special Committee, the Board (in its capacity as such) in connection with their consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Joint Proxy Statement/Prospectus included in Post-Effective Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “SUMMARY OF THE MERGER—Reasons for the Merger - TCPC,” SUMMARY OF THE MERGER—Opinion of the Financial Advisor to the TCPC Special Committee,” “RISK FACORS,” “THE MERGER—Background of the Merger,” “THE MERGER—Reasons for the Merger - TCPC” and “THE MERGER—Opinion of the Financial Advisor to the TCPC Special Committee” and to the inclusion of our opinion as Annex B to the Registration Statement.  Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of Post-Effective Amendment No. 1 to the above-mentioned Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

/s/ Houlihan Lokey Capital, Inc.